EMPLOYMENT AGREEMENT

AGREEMENT made as of the 22 day of June 2004 between Total Identity Corp., a Florida corporation, and its subsidiary Total Identity Systems Corp., a New York corporation (collectively, the "Company"), having an office located at 2340 Brighton Henrietta Town Line Road, Rochester, NY 14623, and Jeffrey W. Hoffman ("Employee”), residing at 565 Peck Road, Spencerport, New York 14559.

WHEREAS, the Company desires to engage Employee, and Employee desires to be employed as Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) of the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth, the parties agree as follows:

1.    Employment

1.01   Term. Company hereby employees Employee, and Employee hereby accepts employment with Company in the position and with the duties set forth, for a period commencing on July 1, 2004 and ending December 31, 2006 subject, however, to earlier termination in accordance with the provisions of this Agreement, and subject also to extension by mutual agreement between the parties hereto.

2.    Duties

2.01    General. Employee shall act as CFO and COO of Company and shall perform such executive duties as may from time to time be assigned to him by Company’s Board of Directors and, to the extent not inconsistent therewith, its CEO; in each case consistent with the duties associated with the position. Employee shall be subject to the supervision and direction of the CEO and Board of Directors of Company.

2.02    Performance. During the term of his employment, Employee shall devote 100% of his business time, best efforts and attention to the business, operations and affairs of Company.

2.03   Employee's Representations. Employee represents and warrants to and agrees with Company that:

(a) Neither the execution nor performance by Employee of this Agreement is prohibited by or constitutes or will constitute, directly or indirectly, a breach or violation of, or will be adversely affected by, any written or other agreement to which Employee is or has been a party or by which he is bound.

(b) Neither Employee nor any business or entity in which he has any interest or from which he receives any payments has, directly or indirectly, any interest of any kind in or is entitled to receive, and neither Employee nor any such business or entity shall accept, from any person, firm, corporation or other entity which competes with Company, any payments of any kind on account of any services performed by Employee during the term of his employment.

(c) Employee has read and understands Item 401(d) of Regulation SB promulagted by the Securities and Exchange Commission and no event relating to Employee has occurred that is required to be disclosed in response to Item 401(d) of Rugulation SB.

3.   Compensation and Related Matters.

3.01    Fixed Salary. As compensation for Employee's services, the Company shall pay Employee a salary (the "Fixed Salary") at the rate of $120,000 per year during the term of this Agreement. Fixed Salary shall be paid monthly, or more frequently in accordance with the standard payroll policies of the Company, and the Company shall deduct from the Fixed Salary such Federal, state and local taxes and similar amounts as are required by applicable law. The Fixed Salary may be modified by mutual consent of the Company and Employee.

3.02   Additional Compensation

(a) Options. As additional compensation for Employee's services, Total Identity Corp. shall grant Employee 100,000 options which shall vest immediately upon signing this Agreement. The options shall have an exercise price of $.20 per share. The options shall have piggyback registration rights attached to them (other than on a registration statement on Form S-8 or S-4), but are subject to terms and conditions as may be imposed by an underwriter in the event of an underwritten offering.

(b) Cash Bonuses. Company shall pay Employee an annual cash bonus (the “Cash Bonus”) equal to 1% of the amount, if any, by which the consolidated Post-Tax Profits (as hereinafter defined) of Total Identity Corp. exceed $1,000,000 dollars, commencing with the fiscal year ending December 31, 2004 through and including the fiscal year ending December 31, 2006, not to exceed 25% of the Fixed Salary. For purposes of this Agreement, the term "Post-Tax Profits" shall mean Total Identity Corp.'s Income after Income Taxes and Extraordinary Item(s) set forth in its Consolidated Statement of Operations included in its Annual Report on Form 1O-KSB. In the event of termination of employment, Employee's right to receive Cash Bonuses shall terminate as of the effective date of such termination, provided, however, Employee shall receive a Cash Bonus, if earned but unpaid, for the last fiscal year ending prior to the effective date of such termination.

(c) The Company shall pay Employee such other cash and stock bonuses, if any, as are determined by the Board of Directors.

(d) Employee shall be guaranteed a minimum bonus of $10,000 for fiscal year ending December 31, 2004 to be paid by February 15, 2005.

3.03   Vehicle. Company shall pay Employee a vehicle allowance of $500.00 per month for the term of this Agreement.

3.04   Benefits. Employee shall be entitled to participate in all general pension, profit-sharing, life, medical, disability and other insurance and employee benefit plans and programs at any time in effect for executive employees of Company, provided, however, that nothing herein shall obligate Company to establish or maintain any employee benefit plan or program.

Vacation. Employee will be entitled to 2 weeks of paid vacation per year during the term of this Agreement. Vacation shall be taken at a time mutually agreed upon by the Company and Employee.

Expenses. The Company will reimburse Employee for Employee’s reasonable out-of–pocket expenses incurred in connection with the Company’s business, including travel expense, food, and lodging while away from home, subject to such policies as the Company may from time-to-time reasonably establish for its employees.

3.07   Severance Agreement. In the event that this Agreement is terminated other than for Cause (as hereinafter defined in Section 4.02, below), then in addition to all other remedies that Employee may have, the Company shall pay $60,000 to Employee, in one lump sum on the effective date of termination. In the event this Agreement is terminated as a result any bankruptcy or liquidation proceeding, the $60,000 described in the preceding sentence shall be considered a “super priority” item in any such proceeding.

4.   Termination for Cause; Disability; Death

For Cause. Company shall have the right to terminate the employment of Employee hereunder at any time for Cause (as hereinafter defined). For purposes of this Agreement "Cause" shall mean and include the occurrence of any of the following acts or events by or relating to Employee: (1) any material misrepresentation by Employee in this agreement; (2) any material breach of any significant obligations of Employee under this Agreement which remains uncured for more than thirty (30) days after written notice thereof by the Board of Directors to Employee: (3) habitual insobriety or illegal use of drugs by Employee while performing his duties hereunder, or (4) any gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement, or (5) theft or embezzlement (following a final decision by a a court or other tribunal of competent jurisdiction) from the Company, willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company (all of which is documented and confirmed). In the event Employee’s employment is terminated for Cause, and except as otherwise provided in this Agreement, all compensation and other benefits payable under this Agreement shall be terminate, except that Employee shall be entitled to all compensation described in Sections 3.01 through 3.04 that was earned by Employee up to the effective date of termination.

Change in Control. In the event that during the term of this Agreement, there shall occur a Change of Control (as hereinafter defined), this Agreement shall continue in full force and effect; provided that no action or inaction on the part of Employee occuring prior to the effective date of such Change in Control shall be grounds for the termination of Employee’s employment following the effective date of such Change in Control, except under Section 4.01(5), above. For purposes of this Section, a Change in Control shall mean the acquisition by one person or a group of related persons (other than existing shareholders of Total Identity Corp.) of control over 51% or more of the voting securities of Total Identity Corp.

4.03   Without Cause. Company may not terminate the employment of Employee except for Cause.

4.04    Disability. If Employee, by reason of mental illness or physical incapacity or other disability, is unable to perform his regular duties hereunder (as may be determined by the Board of Directors), Company shall continue to pay employee’s salary at fifty percent of the balance for the term of this Agreement, provided, however, in the event Employee recovers from any such illness, mental or physical incapacity or other disability (as may be determined by an independent physician to which Employee shall make himself available for examination at the reasonable request of the Board of Directors), Employee shall immediately resume his regular duties hereunder at full pay. Any payments to Employee under any disability insurance or plan maintained by Company shall be applied against and shall reduce the amount of the salary payable by Company under this Agreement. Any determination by the Board with respect to Employee’s disability must be based on a determination of an independent physician selected by Company. Employee shall permit such physician to conduct such examinations are reasonably necessary in order to reach a medical conclusion. In the event the Employee disagrees with the determination described in the previous sentence, Employee will have the right to submit to the determination of an independent physician selected by Employee to the effect that the aforesaid determination is incorrect and that Employee is capable of performing all of Employee’s duties under this Agreement. In the event of conflicting determinations, each party’s physician shall mutually agree upon a third physician who shall, following such examination(s) of Employee as such physician deems appropriate, determine whether Employee is disabled. The determination of the third physician shall be conclusive and binding on the parties.

4.05   Death. In the event of Employee's death, Company shall continue to pay Employee's Fixed Salary for the balance of the term of this Agreement, provided, however, that, if Company is the beneficiary of life insurance on Employee's life, it shall use the proceeds of such insurance promptly upon receipt thereof to prepay (in inverse order of maturity), the Fixed Salary remaining to be paid discounted to present value using an assumed interest rate of 8% per annum. Company shall have the right (but not the obligation) to obtain a life insurance policy on Employee's life. The proceeds of any such life insurance policy shall be payable to Company. Employee shall cooperate with Company and use his best efforts in all respects in regard to obtaining a life insurance policy, including, without limitation, undergoing a physical examination upon reasonable request. Other than the payment of Fixed Salary, as aforesaid, all other compensation payable to Employee shall terminate upon the death of Employee.

5.   Confidential Information: Non-Competition

5.01    Confidential Information. Employee shall not, at any time during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or appropriate, use or cause permit or induce any person to appropriate or use, any proprietary secret or confidential information of Company not in the public domain including, without limitation, knowledge or information relating to its trade secrets, business methods and the names or requirements of its customers, all of which Employee agrees are and will be of great value to Company and shall at all times be kept confidential and not used by Employee, directly or indirectly, except in the performance of his duties under this Agreement. Upon termination or expiration of this Agreement, Employee shall promptly deliver or return to Company all materials of a proprietary, secret or confidential nature relating to Company together with any other property of Company which may have theretofore been delivered to or may then be in possession of Employee.

Non-Competition. During the term of this Agreement, Employee shall not, without the prior written consent of Company in each instance, directly or indirectly, in any manner or capacity, whether for himself or any other person and whether as proprietor, principal owner shareholder, partner, investor, director, officer, employee representative, distributor, consultant, independent contractor or otherwise engage or have any interest in any entity which competes in any business or activity then conducted or engaged in by Company, provided, however, that the foregoing shall not be deemed to prohibit Employee from engaging in the practice of financial consulting and or accounting. Notwithstanding the foregoing, however Employee may at any time own in the aggregate as a passive but not active investment, not more than 5% of the stock or other equity interest of any publicly traded entity which engages in a business in direct competition with the Company. For a period of two years following termination of this Agreement, (a) Employee will not, directly or indirectly, within North America, compete with the business of the Company, as the business of the Company may then be constituted, (b) Employee will not, directly or indirectly, induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company and (c) Employee will not, directly or indirectly, initiate discussions, negotiations or contacts with persons known to be customers prospective customers of the Company at any time during the six motnhs prior to the effective date of the termination.

Assignment of Intellectual Property. All processes, concepts, data bases, software developments, hardware developments, clients lists, brokers’ list, trade secrets, inventions, patents, copyrights, trademarks, service marks, and other intangible rights (collectively “Intellectual Property”) that may be conceived or developed, in whole or in part, by Employee during the course of his employment by the Company, shall be “works for hire” and shall be the sole and exclusive property of the Company.

Reasonableness. Employee agrees that each of the provisions of this Section 5 is reasonable and necessary for the protection of Company; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause or part) shall be contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more period of time, areas of business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other remaining parts; and that any invalid or unenforceable provision shall be deemed without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Employee further recognizes and agrees that any violation of any of his agreements in this Section 5 would cause such damage or injury to company as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Company shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which Company may possess.

Survival. The provisions of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

Wavier. The waiver of any breach of any provisions of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

6.    Miscellaneous.

6.01    Notices All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail; return receipt requested, addressed to Company and to Employee at their respective addresses set forth in the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third day after the date of mailing if mailed.

6.02    Parties in Interest This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Employee under this Agreement may not be assigned or delegated.

6.03    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principals of conflict of laws.

6.04    Entire Agreements: Modification; Interpretation. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by both parties. No waiver of any such provisions, or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interchangeable and the singular shall include the plural and vice versa, as the circumstances may require.

Indemnification. Employee shall indemnify and hold Company free and harmless from and against and shall reimburse it for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of his representations, warranties and agreements in this Agreement. Company shall indemnify and hold Employee free and harmless from and against and shall reimburse him for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of its representations, warranties and agreements in this Agreement.

SEC Filings and Other Obligations. Employee covenants and agrees that (a) he will file such reports of his beneficial ownership of Company’s securities as are required to be filed under applicable law and (b) all Employee’s transactions in the Company’s securities will be made in accordance with applicable law and will not be based upon material non-public information.

Enforcement; Severability. In the event that any provision hereof are determined to be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it to the extent necessary so that it is valid and enforceable under applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that either party requires the use of an attorney to enforce the terms of this Agreement then the prevailing party shall be entitled to recover a reasonable attorney’s fee and costs.

Arbitration. Each of the parties irrevocably and unconditionally agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be settled by binding arbitration conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association (“AAA”). The arbitration shall take place in Palm Beach County, Florida, and shall be heard by one arbitrator selected in accordance with AAA Rules of Commercial Arbitration. The Arbitrator shall render a reasoned award and such award shall be signed and dated. Any witness residing outside of the state in which the arbitration is heard may testify by affidavit, and such affidavit shall be admissible at any arbitration hearing. The decision of the arbitrator shall be final and binding upon the parties, and the arbitration award may be entered in any court of competent jurisdiction. Initially, each of the parties shall pay one-half of the fees of the AAA (other than filing fees), including without limitation hearing and arbitrators’ fees, and the parties’ obligation to pay such fees shall be enforceable in any court of competent jurisdiction. The parties to any arbitration hereunder agree to submit for determination by the arbitrator, the amount of fees and expenses, including reasonable attorney's fees, to be borne by each party.

Access to Counsel. Employee confirms that he has (a) actively participated in the negotiation of this Agreement, (b) had the opportunity to discuss this Agreement with counsel of his own choosing and (c) availed himself of the opportunity to be represented by counsel to the extent he so desired.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EMPLOYEE:

By: /s/ Jeffrey Hoffman

COMPANY:

TOTAL IDENTITY CORP. AND TOTAL IDENTITY SYSTEMS CORP.

By: /s/ Matthew P. Dwyer

CEO and President